MOVIE GALLERY ANNOUNCES ANTICIPATED COMPLIANCE WITH
ALL DEBT COVENANTS FOR THE FIRST QUARTER OF 2006

DOTHAN, Ala., April 19, 2006 -- Movie Gallery, Inc. (NASDAQ:
MOVI) today announced that based on preliminary results for the first quarter of 2006 the Company expects to be in full compliance with the financial covenants in its senior credit facility for the reporting period ending April 2, 2006. The Company will announce definitive results for the first quarter of 2006 on or before May 12, 2006.

Contrary to an article published on April 18, 2006, Movie Gallery has not scheduled a call with its bank lenders.

About Movie Gallery
Movie Gallery is the second largest North American video rental company with approximately 4,800 stores located in all 50 U.S. states, Canada and Mexico. Since the Company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings. For more information about the Company please visit our website at: www.moviegallery.com

Forward-Looking Statements
To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements, including forecasts of the Company's compliance with the financial covenants contained in its senior credit facility, that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the annual report on Form 10-K for the fiscal year ended January 1, 2006. In addition to the potential effect of these ongoing factors, the Company's operations and financial performance may be adversely effected if, among other factors; (i) same-store revenues are less than projected; (ii) the Company is unable to comply with the revised financial covenants contained in its senior credit facility;
(iii) the Company's real estate subleasing program and other initiatives fail to generate anticipated cost reductions; (iv) the availability of new movie releases priced for sale negatively impacts the consumers' desire to rent movies; (v) unforeseen issues with the continued integration of the Hollywood Entertainment business; (vi) the Company's actual expenses or liquidity requirements differ from estimates and expectations;
(vii) consumer demand for movies and games is less than expected;
(viii) the availability of movies and games is less than expected; or (ix) competitive pressures are greater than anticipated. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts
Financial: Thomas D. Johnson, Jr., Movie Gallery, Inc., +1-503-
570-1950
Media: Andrew B. Siegel of Joele Frank, Wilkinson Brimmer
Katcher, +1-212-355-4449 ext. 127
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